Exhibit 5.8

CONSENT OF HUDGTEC CONSULTING LIMITED

In connection with the annual information form of the Corporation, as amended on December 3, 2010, (the “AIF”) which includes reference to the undersigned in connection with information relating to the compilation work at the East Kemptville project, the undersigned hereby consents to reference to the undersigned’s name and information derived from the East Kemptville project included or incorporated by reference in the Registration Statement on Form F-10 being filed by Avalon Rare Metals Inc. with the United States Securities and Exchange Commission.

Hudgtec Consulting Limited

/s/ A. Bruce Hudgins
Name:	A. Bruce Hudgins
Title:	President

Date: April 21, 2011